Prospectus Supplement No. 1 dated June 1, 2000 to the Prospectus of Colonial Commercial Corp., dated October 2, 1997 (the "Prospectus") included in Registration Statement on Form S-8, No. 333-37025.


         Capitalized terms used herein and not defined herein have the meanings given in the Prospectus. The information in the following paragraph replaces the corresponding information included under "Selling Shareholders."


                              SELLING SHAREHOLDERS

         The securities covered by the 1996 Plan and the 1986 Plan are being offered on behalf of the following current directors and officers of the Company.


                                   Securities Owned Before     Securities to be   Securities Owned After
                                   -----------------------     ----------------   ----------------------
Name and Address                        Offering (1)                 Sold                Offering(1)
----------------                        ------------                 ----                -----------

Gerald Deutsch (2)                        15,000                   12,000                    3,000

William Koon (3)                          23,082                   12,000                   11,082

Bernard Korn (4)                         137,561                   87,000                   50,561

Donald K. MacNeill (5)                    20,500                   20,500                        0

Ronald Miller (6)                         12,000                   12,000                        0

Jack Rose (7)                             31,196                   12,000                   19,196

Paul Selden (8)                           50,365                   45,000                    5,365

James W. Stewart (9)                      49,000                   45,000                    4,000

Carl L. Sussman (10)                      55,257                   12,000                   43,257


(1)      Excludes shares of the Company's voting Convertible Preferred Stock.

(2) Mr. Deutsch is a director of the Company. Includes 2,000 shares owned by Mr. Deutsch's wife, of which shares Mr. Deutsch disclaims beneficial ownership.

(3) Mr. Koon is a director of the Company. Includes 10,600 shares owned by Mr. Koon's wife, of which shares Mr. Koon disclaims beneficial ownership.

(4) Assuming the exercise and sale of all options registered hereunder, after this offering Mr. Korn would hold approximately 3.2% of the Company's outstanding Common Stock. Mr. Korn is President and a director of the Company.

(5)      Mr. MacNeill is a director of the Company.




(6)      Mr. Miller is a director of the Company.

(7) Assuming the exercise and sale of all options registered hereunder, after this offering Mr. Rose would hold approximately 1.2% of the Company's outstanding Common Stock. Mr. Rose is a director of the Company.

(8) Mr. Selden is President of Atlantic Hardware and Supply Corp., a wholly owned subsidiary of the Company, and a director. Includes 2,915 shares owned by Mr. Selden's wife, of which shares Mr. Selden disclaims beneficial ownership.

(9) Mr. Stewart is Executive Vice President, Chief Financial Officer and a director of the Company.

(10) Assuming the exercise and sale of all options registered hereunder, after this offering Mr. Sussman would hold approximately 2.8% of the Company's outstanding Common Stock. Mr. Sussman is a director of the Company.